CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
LIQUIDGOLF HOLDING CORPORATION

     LIQUIDGOLF HOLDING CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The name of the Corporation is: LIQUIDGOLF HOLDING CORPORATION.

2.     On July 19, 2004, the Board of Directors of the Corporation adopted a resolution proposing and declaring it advisable to amend the Corporation’s Certificate of Incorporation to provide for a change in the Corporation’s name, thereby replacing Article I in its entirety with the following:

“ARTICLE I

     The name of the Corporation is HORIZON HOLDING CORPORATION, a Delaware corporation (the “Corporation”).”

3.     The amendment to the Certificate of Incorporation set forth herein and certified has been duly adopted by a written action of the Board of Directors and by a majority of the stockholders of the Corporation in accordance with the provisions of Section 141, and 242 of the General Corporation Law of the State of Delaware.

     The foregoing instrument has been executed this 19th day of August, 2004.

                                                                       LIQUIDGOLF HOLDING CORPORATION

                                                                       By: /s/ Dwain Brannon
                                                                              Dwain Brannon
                                                                              President

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:21 PM 08/19/2004
FILED 06:21 PM 08/19/2004
SRV 040609365 - 3695844 FILE